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Exhibit 10.1

SHAREHOLDERS AGREEMENT

among

EDWARD P. FITTS, JR., Individually

and

EDWARD P. FITTS, JR., VOTING TRUSTEE

and

PAPERBOARD U.S. HOLDINGS, INC.

and

PAPERBOARD INDUSTRIES CORPORATION

and

PAPERBOARD INDUSTRIES INTERNATIONAL INC.

and

DOPACO,  INC.

THIS AGREEMENT (this "Agreement") is made effective the 2nd day of May 1997,

AMONG:	EDWARD P. FITTS, JR. residing and domiciled in Chester County, Pennsylvania (referred to herein as "Fitts")
AND:	EDWARD P. FITTS, JR., VOTING TRUSTEE, of a voting trust (referred hereinafter as the "Fitts VT") established by a Voting Trust Agreement, dated May 2, 1997 (the "Voting Trust Agreement")
AND:	PAPERBOARD U.S. HOLDINGS, INC., a corporation duly incorporated under the laws of Delaware (referred to herein as "PHI")
AND:	PAPERBOARD INDUSTRIES CORPORATION, a corporation duly incorporated under the laws of Ontario (referred to herein as "PIC")
AND:	PAPERBOARD INDUSTRIES INTERNATIONAL INC., a corporation duly incorporated under the laws of Canada (referred to herein as "PII")
AND:
DOPACO, INC., a corporation duly incorporated under the laws of the Commonwealth of Pennsylvania, the principal offices of which are located in Downingtown, Pennsylvania (referred to herein as the "Corporation")

        WHEREAS contemporaneous with the execution of this Agreement, PHI, a wholly-owned subsidiary of PII, and the Corporation have entered into a share subscription agreement (the "Subscription Agreement") pursuant to which PHI has subscribed to purchase common shares of the capital stock of the Corporation representing approximately 20% of the Shares, as defined in the Subscription Agreement at Section 1.1.28;

        WHEREAS Fitts and the Fitts VT collectively own common shares of the capital stock of the Corporation representing approximately 79.5% of the outstanding Shares as defined below, and Fitts and the Fitts VT anticipate that, as a result of increased participation in the Fitts VT, Fitts and the Fitts VT will own Shares representing approximately 80% of all outstanding Shares;

        WHEREAS it is the intention of PHI to increase its participation in the common stock of the Corporation to 50% either directly or through PII or PIC, and Fitts and the Corporation have agreed to grant an option which would permit such an increase to occur;

        WHEREAS it is a condition to the subscription of shares of the Corporation by PHI that a shareholders agreement be executed by Fitts, the Fitts VT, the Paperboard Group, as defined below, and the Corporation in order to record their mutual understanding as to the manner in which the affairs of the Corporation shall be conducted and to provide for their respective rights and obligations including the aforementioned option to the Paperboard Group to acquire additional shares;

        WHEREAS PII and PIC hereby agree to act as guarantors and sureties of all of the obligations of the members of the Paperboard Group, as defined below, arising from this Agreement and the Subscription Agreement; and

        WHEREAS the parties hereto deem it advisable to collaborate in order to establish long-term business relationships between the Corporation and PII and its Affiliates to develop a full service packaging business for the quick service restaurant industry.

NOW THEREFORE IN CONSIDERATION OF THE ABOVE PREMISES AND OF THE MUTUAL COVENANTS HEREINAFTER SET FORTH, THE PARTIES AGREE, INTENDING TO BE LEGALLY BOUND HEREBY, AS FOLLOWS:

1.
INTERPRETATION

1.1
Definitions.    For the purposes hereof, the following words and phrases shall have respectively the following meanings, unless the context otherwise requires:

1.1.1
"Affiliate": any person or entity that directly or indirectly, through one or more intermediaries, has control of or is controlled by, or is under common control with, the person or entity specified;

1.1.2
"Agreement": this Shareholders Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein," "hereof," "hereto," "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Section, subsection or other subdivision; "Section" of this Agreement means and refers to the specified Section, Subsection or other subdivision of this Agreement;

1.1.3
"Book Value": in respect of the Shares, shall be the book net worth of the Corporation (on a consolidated basis with subsidiaries, if any), less the amount of the liquidation preference of any outstanding preferred stock of the Corporation, on the last day of the last complete fiscal year divided by the number of Shares outstanding on such date, as reflected in the latest audited Financial Statements of the Corporation;

1.1.4
"Business": (a) the business of producing, selling, marketing and distributing packaging material for the quick service restaurant industry and (b) other business which is complementary or incidental to or in furtherance of the foregoing, but excluding the manufacturing of paperboard;

1.1.5
"Business Day": a day, other than a Saturday or Sunday, on which banks are open for business both in the Commonwealth of Pennsylvania (USA) and in the province of Quebec (Canada);

1.1.6
"Code": the Internal Revenue Code of 1986, as amended;

1.1.7
"Common Shares": outstanding shares of the sole authorized class of common stock of the Corporation;

  1.1.8
  "Competitor": any person or entity engaged in the Business anywhere in the world;

  1.1.9
  "Control": with respect to a corporation, the effective right to elect the majority of the directors of a corporation;

  1.1.10
  "Determination": (i) a decision, judgment, decree or other order by the United States Tax Court, or any other court of competent jurisdiction, that has become final and unappealable; (ii) a closing agreement under Code section 7121 or a comparable provision of any state, local or foreign tax law that is binding against the Internal Revenue Service or any other taxing authority; (iii) any other final settlement with the Internal Revenue Service or any other taxing authority; or (iv) a final disposition of a claim for refund as defined in Code section 1313(a)(3) or under a comparable provision of state, local or foreign tax law.

  1.1.11
  "Dollar," "dollars" and the sign "$": lawful money of the United States of America;

  1.1.12
  "EBITDA": earnings before interest, taxes, depreciation and amortization as established in accordance with GAAP, as defined below;

  1.1.13
  "Extraordinary Items": any material non recurring gain, loss, expense or revenue recorded in a given year which was not incurred in the ordinary course of business, such as gain or loss on the sale of a plant, plant relocation and up to 12 months of the start-up expenses for a new plant, and premiums, in an amount not to exceed $250,000 per fiscal year of the Corporation, paid by the Corporation, during a period beginning on the date of this Agreement and ending on March 31, 2003, in connection with life insurance policies, the proceeds of which are payable to a trust established by Fitts or Fitts' designated beneficiaries;

  1.1.14
  "Financial Statements": the balance sheet, the statement of income and the statement of cash flow of the Corporation at the relevant time, as the same shall have been audited and reported upon in accordance with GAAP, by the duly appointed auditors of the Corporation;

  1.1.15
  "Fitts Group": collectively, Fitts, the Fitts VT, and their respective Permitted Transferees;

  1.1.16
  "Fitts Group Shares": collectively, all outstanding Shares held by the Fitts Group;

  1.1.17
  "GAAP": generally accepted accounting principles, as in effect in the United States of America;

  1.1.18
  "Incapacity": the complete inability of Fitts to exercise his job functions for a period of more than 180 days due to mental or physical illness;

  1.1.19
  "Libor Rate": the annual rate of interest equal to the average (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%) of the rates shown on the Reuters Monitor Money Rates Service Screen (LIBO page) as being offered by the bank being the major lender of the Corporation, as of 11:00 a.m. (London, England time) the day on which the interest is payable, for U.S. Dollars deposits for 30 days in an amount comparable to the amount payable; if such rates are not available on such date, the Libor Rate shall be equal to the rate of interest the major lender of the Corporation would be prepared to offer to leading banks in the London (England) Interbank Market for such deposits for 30 days at 11:00 a.m. (London, England time) on the relevant date. For purposes of this Agreement Libor Rate shall mean the Libor Rate in effect on the first day of each calendar quarter during the term of the obligation bearing the Libor Rate;

  1.1.20
  "Net Outstanding Debt": long-term debt, including the short-term portion, plus bank advances less cash and short-term temporary investments as established in accordance with GAAP and as set forth on the applicable audited balance sheet(s) of the Corporation;

  1.1.21
  "Option Shares": as defined at Section 6.1.3 hereof;

  1.1.22
  "Paperboard Group": collectively, any and all of PII, PIC and PHI, jointly and severally; provided that the Paperboard Group shall consist of PII and PHI only, for the purposes of any provision of this Agreement that provides for a purchase of Shares by the Paperboard Group, until such time as PIC becomes and continues to be an unsecured borrower;

  1.1.23
  "Parties" or "Party" (with or without initial capital letter): the Shareholders and, where the context so requires, the Corporation, or any one of them;

  1.1.24
  "Permitted Transferee": a person or entity to whom a Shareholder may transfer shares in accordance with Section 5.2;

  1.1.25
  "Person": an individual, corporation, company, cooperative, partnership, trust, unincorporated association, government or government agency, department or instrumentality;

  1.1.26
  "Public Offering" as defined in Section 3.6.2;

  1.1.27
  "Related Party": any lineal descendent, sibling, lineal descendent of a sibling, in each case whether by blood or adoption, parent, spouse, spouse of a lineal descendent, lineal descendant of a sibling, or sibling of a spouse (collectively, "family members"), or a trust for the primary benefit of one or more family members, of any Shareholder, and any personal representatives, executors or administrators of any Shareholder and, as to each member of the Fitts Group, the other members of the Fitts Group, including the members of the Fitts VT;

  1.1.28
  "S Corporation": the meaning set forth in Code section 1361(a)(1);

  1.1.29
  "S Corporation Taxable Income": taxable income (or loss) of the Corporation from all sources during the period the Corporation was an S Corporation through and including the close of business on the last day of the S Short Year of the Corporation;

  1.1.30
  "S Short Year": that portion of the S Termination Year of the Corporation as defined in Code section 1362(e)(1)(A);

  1.1.31
  "S Termination Year": the meaning set forth in Code section 1362(e)(4);

  1.1.32
  "Share" or "Shares": any outstanding shares of Common Stock, including shares of Common Stock which are issuable upon exercise of outstanding stock options, warrants or conversion features;

  1.1.33
  "Shareholder": each of (a) the Fitts Group and (b) the Paperboard Group;

  1.1.34
  "Subscription Agreement": the Subscription Agreement made as of this day between the Corporation, Fitts, the Fitts VT and PHI;

  1.1.35
  "Tax Benefit": with respect to a taxable period of a party, any increase in the deductions, losses or credits, or decrease in the income, gains or recaptured credits, of such party;

  1.1.36
  "Tax Benefit Amount": with respect to any Member who realizes a Tax Benefit resulting from a Determination, the excess of (i) the tax liability (including alternative minimum tax liability) of such Member computed without regard to such Tax Benefit over (ii) the tax liability (including alternative minimum tax liability) of such Member computed by taking into account such Tax Benefit;

  1.1.37
  "Termination Date": the date on which the S Corporation status of the Corporation is terminated pursuant to Code section 1362(d); and

  1.1.38
  "Termination of Employment": Termination of Employment shall be deemed to have occurred at such time as Fitts' service to the Corporation as chief executive officer of the Corporation has either been terminated by the Board of Directors for any reason other than cause or has been terminated by Fitts following a reduction of his duties or authority or his reassignment outside the Delaware Valley; for the purposes of this definition "cause" shall mean (a) refusal by Fitts to perform and discharge his material duties to the Corporation, (b) misconduct related to the Corporation which is injurious to the Corporation or (c) conviction of or plea of no contest to a felony or a misdemeanor, if such misdemeanor involves the personal dishonesty of Fitts in a matter which directly relates to and impacts the Corporation, (in the case of a conviction, after exhaustion of all appeals relating thereto); for purposes of any determination by the Board of Directors of the Corporation concerning the matter discussed in the immediately preceding clause, any vote by Fitts, as a director of the Corporation, and any vote by one director, who has been selected by the Paperboard Group as one of its representatives on the Corporation's Board of Directors, shall be disregarded.

In addition, all terms defined in the Subscription Agreement shall have, when used herein and unless the context specifically precludes the same, the meaning ascribed thereto in the Subscription Agreement.

1.2
Gender.    Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular only shall include the plural and vice versa.

1.3
Headings.    The division of this Agreement into Sections, subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.4
Invalidity of Provisions.    If any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions hereof which can be given effect without the invalid provision, and to this end the provisions of this Agreement are intended to be and shall be deemed several; provided, however, that if the provision or provisions so held invalid are so fundamental to the intent of the parties hereto and the operation of this Agreement that the enforcement of the other provisions hereof, in the absence of such invalid provision or provisions, would damage irreparably the intent of the parties in entering into this Agreement, the parties hereto shall (a) terminate this Agreement, or (b) amend or otherwise modify this Agreement so as to carry out the intent and purposes hereof and the transactions contemplated hereby.

1.5
Entire Agreement.    This Agreement, together with the Subscription Agreement, and all agreements and other documents to be delivered or required to be delivered pursuant hereto or thereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, letter(s) of intent (including the Letter of Intent), negotiations, and discussions, whether oral or written, of the Parties, and there are no representations, warranties or conditions, expressed or implied, statutory or otherwise, among the Parties in connection with the subject matter hereof, except as specifically set forth herein and therein.

1.6
Amendments.    No supplement, modification or waiver of this Agreement shall be binding unless otherwise expressly provided in a writing duly executed by the Parties.

1.7
Waiver.    No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a writing duly executed by the Party to be bound thereby.

1.8
Delays.    When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period shall be excluded.

1.9
Schedules.    The Schedules attached hereto are incorporated into this Agreement by reference and deemed to be a part hereof.

2.
VOTING RIGHTS

2.1
Exercise of Voting Rights.    Each Shareholder shall exercise all voting rights attaching to any of its Shares in a manner that will directly or indirectly cause this Agreement to be carried out duly, punctually and efficiently, including as provided in Sections 20 and 21. Without limitation, the Corporation shall carry out and be bound by this Agreement to the fullest possible extent of its capacity and power.

3.
BY-LAWS, BOARD OF DIRECTORS, MANAGEMENT

3.1
By-laws.    The By-laws of the Corporation shall be in the form of By-laws annexed hereto as Schedule 3.1.

3.2
Board of Directors.    Subject to Sections 3.8 and 12.2, the Board of Directors of the Corporation shall be comprised of six directors; it being understood that:

3.2.1
a Shareholder having the right to cast votes for more than 80% of the Common Shares shall have six nominees on the Board of Directors of the Corporation;

3.2.2
a Shareholder having the right to cast votes for more than 65% but not more than 80% of the Common Shares shall have five nominees on the Board of Directors of the Corporation;

3.2.3
a Shareholder having the right to cast votes for more than 50% but not more than 65% of the Common Shares shall have four nominees on the Board of Directors of the Corporation;

3.2.4
a Shareholder having the right to cast votes for 50% of the Common Shares shall have three nominees on the Board of Directors of the Corporation;

3.2.5
a Shareholder having the right to cast votes for at least 35% but less than 50% of the Common Shares shall have two nominees on the Board of Directors of the Corporation;

3.2.6
a Shareholder having the right to cast votes for at least 20% but less than 35% of the Common Shares shall have one nominee on the Board of Directors of the Corporation;

If, in order to comply with the above provisions, a Shareholder must at any time reduce the number of its nominees on the Board of Directors, such Shareholder shall cause, upon written notice from the other Shareholder, the resignation of such number of its nominees on the Board of Directors as are in excess of the number of nominees to which it is entitled pursuant to this Section 3.2. Upon any such resignation, the resulting vacancy shall be filled by the Shareholders such that the Board of Directors is composed of persons nominated pursuant to this Section 3.2.

In the event that a vacancy occurs on the Board of Directors of the Corporation, other than a vacancy occurring as a result of a change in shareholding pursuant to the above paragraph, then the Parties agree to cast their votes in a manner such that such vacancy shall be filled by a nominee of the Shareholder who originally nominated the Director who previously occupied the vacant position.

The Board of Directors shall appoint annually the Chairman of the Board, the President, the Treasurer, the Secretary and such other officers of the Corporation as it shall deem advisable.

Subject to the terms of Sections 3.8, 12.2 and 20.1 the Paperboard Group shall have the right to select: (i) at such time as the Paperboard Group owns between 35% and 49% of the Shares, one representative to serve on the Compensation Committee of the Board of Directors of the Corporation; and (ii) as to all other committees of the Board of Directors, and as to the Compensation Committee commencing at such time as the Paperboard Group owns 50% of the Shares, a number of representatives to serve on each such committee that represents the same percentage of the entire committee as the number of Paperboard Group directors represents to the entire Board of Directors, but in any event the Paperboard Group shall be entitled to at least one representative at any time that the Paperboard Group has at least one representative on the Board of Directors. Any action by the Executive Committee in connection with a matter listed in Section 3.5 shall require the approval of a majority of the members of the Executive Committee. Any action by the Executive Committee in connection with a matter listed in Section 3.6 shall require the unanimous approval of the Executive Committee.

3.3
Quorum.    Subject to Sections 3.8 and 12.2 the By-laws shall provide that the quorum at any meeting of the Board of Directors shall be a majority of the directors; provided, however, that no quorum shall be deemed to exist unless there is in attendance at any meeting at least one director nominated by each Shareholder holding, at the time of such meeting, at least 20% of the Common Shares. Subject as stated below, the By-laws shall also provide that, in the event that there is not a quorum present at a duly-called meeting, the Chairman of the Board or, in his absence, the Secretary of the Corporation, will have the authority to reconvene the meeting, by written notice to such effect given to all the directors, at a place and time (not less than three days and not more than 20 days after the date thereof) to be specified in such notice, and the directors present at such meeting, whatever their number, shall constitute a quorum.

  Any other provision of this Agreement notwithstanding, in no event shall a Shareholder be deemed to be a less than 20% Shareholder for the purposes of Section 3.2 and this Section 3.3 if the Shareholder ceases to be the owner of at least 20% of the outstanding Shares as a result of the issuance(s) of Shares pursuant to the Employee Stock Option Plans, as defined below in Section 3.6.2.

3.4
Meeting of Directors.    Unless and until otherwise agreed by the Shareholders, there shall be a meeting of the Board of Directors of the Corporation at least once every three months, and all such meetings shall be held at the principal office of the Corporation or at such other place as the Directors may agree upon.

3.5
Certain Matters Subject to Majority Approval of the Board of Directors or Shareholders.    Any other provision of this Agreement notwithstanding, but subject to Sections 3.8, 12.2 and 21.1, any resolution regarding the following matters will require the approval of (a) a majority of the Board of Directors or (b) where shareholder action is required by law, shareholders holding more than 50% of the Common Shares:

  3.5.1
  any sale or lease of assets or the granting of any option to lease or sell assets valued at $3,000,000 or more;

  3.5.2
  the creation of a subsidiary of the Corporation;

  3.5.3
  any individual acquisition of capital property, including without restriction real estate or equipment, in excess of $3,000,000, which is significantly different from what was planned in the Capital Budget;

  3.5.4
  the investment of funds, generated by the Corporation, outside the ordinary course of business of the Corporation, other than the investment with a financial institution having at least an "A" rating with Standard & Poors in debt securities having a maturity of less than one year;

  3.5.5
  any material change to any retirement plan, pension plan or similar plan of the Corporation, except in response to or required by applicable law;

  3.5.6
  any non-arm's length transactions with a Shareholder, an Affiliate or a Related Party other than the renewal or continuation of arrangements existing on the date hereof;

  3.5.7
  any material transaction outside the ordinary course of business;

  3.5.8
  the annual Operating, Marketing and Capital Budgets;

  3.5.9
  any material change in the Corporation's policy for the hiring of senior management and their remuneration;

  3.5.10
  any declaration or payment of dividends by the Corporation except for: (i) the payment of any and all dividends which were approved by the Board of Directors prior to or on the date hereof and of which PHI and/or its representatives have been apprised prior to the date hereof shall not require any further approval; and (ii) the payment of dividends in connection with the dividend policy adopted by the Board of Directors on April 9, 1997; and

  3.5.11
  any contract in connection with the purchase or sale of goods or services, excluding any contract for the purchase of equipment, that represents a commitment in excess of $5,000,000 which has a duration in excess of one year.

3.6
Certain Matters Subject to Unanimous Approval of the Board of Directors or Shareholders.    Any other provision of this Agreement notwithstanding, but subject to Sections 3.8, 12.2 and 21.1, any resolution regarding the following matters will require the unanimous approval of (a) the Board of Directors or (b) where shareholder action is required by law, the Shareholders:

  3.6.1
  any reduction or distribution of capital by the Corporation except as a result of dividends declared by the Board of Directors in accordance with Sections 3.5.10 or 3.6.8;

  3.6.2
  any issuance or redemption of Shares by the Corporation, or any issuance of options or securities convertible into Shares, except any of the following: issuances pursuant to the Option; issuances of stock and options in connection with employee stock options (current employee stock options are listed on Schedule 3.6.2) pursuant to the Corporation's existing employee stock option and grant program which was authorized by a resolution of the Board of Directors of the Corporation on November 12, 1991, a copy of the minutes of the November 12, 1991 Board of Directors meeting is attached hereto as Schedule 3.6.2 (the "Employee Stock Option Plans"); redemptions of Shares held of record by the Fitts VT, the current beneficiaries of which are listed on Schedule 3.6.2; redemptions of Shares issued in connection with the Employee Stock Option Plans; issuances and redemptions which are specifically provided for in this Agreement, issuances by the Corporation implementing a stock dividend, stock split or similar action affecting all of the Corporation's shareholders pro rata and issuances in connection with a sale to the public of securities issued by the Corporation subject to the Corporation's compliance with the terms of Section 3.7 (a "Public Offering");

  3.6.3
  the issuance of debt or guarantees secured by the fixed property of the Corporation in an amount in excess of $25,000,000;

  3.6.4
  any fundamental change to the nature of the Business of the Corporation;

  3.6.5
  the sale of a subsidiary of the Corporation;

  3.6.6
  any material amendment to the Articles or By-laws of the Corporation;

  3.6.7
  the liquidation, dissolution or merger of the Corporation or of any material subsidiary of the Corporation; and

  3.6.8
  any declaration or payment of dividends that is in excess of the amount determined pursuant to Section 3.5.10.

3.7
Majority Consent of the Board of Directors for a Public Offering; Covenants in Event of Public Offering.

3.7.1
Any other provision of this Agreement notwithstanding, any resolution regarding a Public Offering may be approved by a majority of the Board of Directors if the following conditions are met:

3.7.1.1
a majority of the Board of Directors, in the reasonable business judgment of such majority, determines that the Corporation requires funds (the "Funds") for specific corporate purposes, which may include working capital, and that a Public Offering is, in the reasonable business judgment of a majority of the Board of Directors, the most appropriate alternative for raising such funds;

    3.7.1.2
    prior to any filing by the Corporation with the Securities and Exchange Commission of a registration statement in connection with a Public Offering, the Paperboard Group is provided the opportunity by notice given to it by the Corporation to exercise (on an accelerated basis) the Option provided to it in Section 6.1 on a date not less than 60 days after receipt of notice from the Corporation (by purchase from the Corporation or, if Fitts so elects, as provided in Section 6.1, from Fitts or the Fitts Group), to increase the Paperboard Group's percentage ownership of Shares up to 50% of the then outstanding Shares (but no less than the 5% of the then outstanding shares unless such exercise is in lieu of the last scheduled Option exercise pursuant to the term of Section 6.1) as it may elect, and either (a) the Paperboard Group elects not to accelerate the exercise of the Option or (b) the Paperboard Group elects to accelerate the Option and, immediately following such Option exercise, the Corporation (whether or not because Fitts elects to sell Shares owned by him to the Paperboard Group upon its exercise of the Option) continues to require the Funds.

  3.7.2
  Notwithstanding anything in Section 3.7.1 to the contrary, in the event of any Public Offering, other than pursuant to the terms of Section 8, the parties agree as follows:

  (a)
  immediately following any Public Offering, Fitts and the Paperboard Group will hold Shares which, in the aggregate, represent at least 50.1% of the Common Shares except as otherwise permitted under (b), (c) and (d), below;

  (b)
  if the Corporation has made an initial Public Offering and Fitts or the Paperboard Group desire to sell Shares in the public market or otherwise, after the sixth anniversary of the date of this Agreement, Fitts or the Paperboard Group may do so, notwithstanding the terms of Section 3.7.2(a), provided that Fitts or the Paperboard Group first provides the other party with an opportunity to purchase such Shares. If Fitts or the Paperboard Group is required to provide such right to purchase to the other party, he or it shall provide written notice to the other party at least 30 days prior to any proposed sale of Shares, which notice shall provide that the other party has the right to purchase all such Shares during such 30-day period, for cash to be paid at a closing held on or before the expiration of the 30-day period, at a purchase price based on the Average Share Price, as defined below. For the purposes hereof, "Average Share Price" shall be based on a per Share value equal to the per Share closing price as reported on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National

    Market or the Nasdaq SmallCap Market, as the case may be, for a 20 consecutive trading day period ending with the third trading day prior to the closing date for the purchase and sale of such Shares;

    (c)
    if a party does not purchase the Shares offered to it by the offering party pursuant to the terms of subparagraph (b), above, Fitts shall have the right to require the Corporation to register Shares held by Fitts which Fitts desires to sell and the Paperboard Group shall have the right to require the Corporation to register Shares held by the Paperboard Group which the Paperboard Group desires to sell, pursuant to the terms of a Registration Rights Agreement which is attached hereto as Schedule 3.7.2(c) (the "Registration Rights Agreement");

    (d)
    immediately after closing of the Corporation's initial Public Offering anything to the contrary contained in this Agreement notwithstanding, the following provisions of this Agreement shall no longer be in effect: Sections 3 (except Sections 3.7.2 and 3.7.3); 7; 8; 9; 10; 11; 12; 16; 18; 20; and 21;

    (e)
    subject to the terms of Sections 3.8 and 12.2 immediately after closing of the Corporation's initial Public Offering, the operative terms of the Contingent Voting Agreement which will be executed and delivered by Fitts and the Paperboard Group on the date hereof (the "Contingent Voting Agreement") shall become effective; and

    (f)
    the record ownership of Shares held in the Fitts VT may be transferred to the beneficial owner of such Shares if the beneficial owner desires to sell such Shares in a Public Offering, such transfer shall take place immediately prior to the sale of such Shares and, if for any reason such Shares are not sold in the Public Offering, record ownership of such Shares shall remain with the beneficial owner.

  If the above conditions are not met, subject to Sections 3.8, 12.2 and 21.1 and any other provisions of this Agreement inconsistent with the provisions of this sentence and except as provided in Section 8.2, the consent of the Board of Directors provided in Section 3.6 will be required prior to the issuance of any of securities of the Corporation in connection with a public offering.

  3.7.3
  If, as a result of a Public Offering, the Paperboard Group would own less than 20% of the Common Shares immediately after the Public Offering, provided and so long as the Paperboard Group is in compliance with the terms of this Agreement, for a period of five years from the date of this Agreement, the Paperboard Group shall have the option to acquire additional Shares, contemporaneously with the closing of the Public Offering, for the purpose of maintaining a minimum ownership of 20% of the Common Shares, which

  Common Shares, may be purchased from the Corporation by the Paperboard Group, or, at the option of Fitts, may be purchased from Fitts by the Paperboard Group, at a purchase price per Share that is equal to the lesser of a purchase price per Share determined in accordance with the terms of Section 6.1 or the applicable Public Offering price. The purchase price to be paid in connection with any purchase by the Paperboard Group pursuant to the terms of this Section shall be paid in full in cash at the closing for the purchase of the Shares, which shall be held contemporaneously with the closing of the Public Offering.

3.8
Effect of Expiration of Option Term: Failure to Exercise Option Installments. Any other provision of this Agreement notwithstanding, if the Option provided for in Section 6.1 is not exercised either (a) in full at the end of the Option term, or (b) with respect to any two option exercises provided for in Section 6.1.2, on or before the date of the expiration of the 30-day period allowed under Section 6.1.2 for the exercise of the second such option exercise, then, (i) the Option automatically terminates; (ii) any resolution regarding any matter set forth in Section 3.6 thereafter shall require the approval of only a majority of the Board of Directors or a majority of all of the Shareholders, as the case may be, and (iii) Sections 3.2, 3.5 and 3.7 shall no longer be in effect.

3.9
Governance of Subsidiaries.    Subject to Sections 3.8, 12.2 and 21.1 and any other provisions of this Agreement inconsistent with the provisions of this sentence, the corporate governance provisions set forth in Sections 3.5, 3.6 and 3.7, and the right to representation on the board of directors in proportion to the Shareholder's equity ownership interest in the Corporation shall apply mutatis mutandis to any wholly-owned subsidiaries of the Corporation.

4.
ACCESS TO BOOKS, RECORDS AND OTHER DOCUMENTS

4.1
Access for Shareholders.    Shareholders shall have the right to examine, through their duly authorized officers, all books and records of the Corporation, provided that such examination is conducted after reasonable notice and in a manner so as to not unduly disrupt the business of the Corporation. The Shareholders agree that all information obtained by the exercise of the aforementioned right shall be kept strictly confidential and that the Shareholders will not disclose any such information in any manner whatsoever except to the extent that such information becomes a matter of public record and that, at the request of the Corporation, the Shareholders further agree to have their respective authorized officers or chartered or certified public accountant or solicitor who exercise the aforementioned right on behalf of the Shareholder execute a confidentiality agreement acknowledging that they are bound by the obligations of confidentiality herein provided.

5.
RESTRICTIONS ON TRANSFER

5.1
No Transfer.    None of the Shareholders may transfer, cede, sell, assign, pledge, encumber or otherwise dispose of any Shares, directly or indirectly, except as provided in this Agreement, the Voting Agreement, or the Escrow Agreement required under Section 23.

5.2
Transfers to Permitted Transferee.    Any Shareholder, other than PHI, PIC or PII, may sell or transfer (including transfers by will or by operation of law) any of its Shares to an Affiliate or a Related Party (either or both, a "Permitted Transferee"), provided that:

5.2.1
the Permitted Transferee has executed prior to such sale or transfer a counterpart of this Agreement and any other document required; and

5.2.2
in the case of a sale or transfer to a Permitted Transferee which is a corporate Affiliate, the selling or transferring Shareholder has agreed prior to such sale or transfer, in form and substance reasonably satisfactory to the legal counsel of the Corporation, that as long as the Permitted Transferee holds such Shares, the Shareholder shall not transfer to any Person the legal and/or beneficial ownership of any issued and outstanding shares or other equity securities of the Permitted Transferee or otherwise transfer the control of the Permitted Transferee by any mechanism whatsoever, it will continue to be bound by this Agreement as if it continued to be a Shareholder, and guarantees to the Corporation and the other Shareholders the timely performance and fulfillment by the Permitted Transferee of its obligations and covenants under this Agreement.

5.3
Transfers by PHI, PIC and PII.    PHI may only sell or transfer (including transfers by operation of law) Shares owned by it to PII or, subject to PIC's being a member of the Paperboard Group pursuant to the terms of Section 1.1.20, to PIC. PIC may only sell or transfer (including transfers by operation of law) Shares owned by it to PHI or PII. PII may only sell or transfer (including transfers by operation of law) Shares owned by it to PHI or, subject to PIC's being a member of the Paperboard Group pursuant to the terms of Section 1.1.20, to PIC.

5.4
No Dissolution of PHI.    In no event will PHI, PIC or PII or any other member of the Paperboard Group consent to, approve of, participate in, cooperate with or allow any voluntary or involuntary dissolution of PHI or the liquidation of any of its assets, and each of them will take any and all actions reasonable and necessary to prevent any such dissolution or liquidation. In furtherance of the foregoing covenant of PHI and the other members of the Paperboard Group, PHI will, and the other members of the Paperboard Group will cause PHI to, refrain from: (i) incurring any debt; (ii) acting as a guarantor of the obligations of any other entity or any individual other than acting as a guarantor for PIC in connection with PIC's institutional debt; or (iii) granting an interest in any of its assets or pledging or otherwise offering as security for the obligations of any other entity or any individual any of its stock or its assets other than in connection with a purchase of Shares pursuant to the terms hereof. Additionally, if PII or PIC owns Shares: (a) in no event will PII or PIC effect a voluntary dissolution; and (b) each of PII and PIC will take all actions reasonable and necessary to prevent its involuntary dissolution.

5.5
Termination of Restrictions on Transfer.    The terms of this Section shall cease to apply to the Shareholders on April 1, 2003 if the Corporation has engaged in a Public Offering of Shares prior to April 1, 2003. If the Corporation engages in Public Offering after April 1,

2003, the terms of this Section 5 shall cease to apply to the Shareholders on the date of the closing of the Public Offering.

6.
OPTION IN FAVOR OF THE PAPERBOARD GROUP

6.1
Option Rights.    The Paperboard Group shall have the non-assignable right ("Option") to increase their aggregate shareholdings in the Corporation to a total of 50% of the Shares by purchase of Shares from the Corporation, Fitts or the Fitts Group (as determined in accordance with Section 6.1.5), provided that it is in compliance with all of the material terms hereof, subject to the following provisions (except as otherwise provided in Sections 3.7.1.2 and 8.1):

6.1.1
The Option is for a term of six years commencing on the date hereof and expiring on a date that is 30 days after the receipt by the Board of Directors of the Corporation of the Financial Statement for the Corporation's fiscal year ended on or about March 31, 2003;

6.1.2
Each exercise of the Option may be exercised once a year by giving the notice described in Section 6.1.5 within the 30 days following the receipt by the Board of Directors of the Corporation of the Financial Statements for each of the Corporation's fiscal years beginning with the annual Financial Statements for the fiscal year ending on March 29, 1998;

6.1.3
Each exercise of the Option may only be exercised for a number of Common Shares ("Option Shares") that is equal to at least 5% of all of the Common Shares and no more than 7.5% of all of the Common Shares provided that the Option may be exercised for a number of Common Shares representing more than 7.5% of the Common Shares: (i) upon the prior approval of a majority of the entire Board of Directors of the Corporation; (ii) if the Option exercise is the last Option exercise available to the Paperboard Group prior to the expiration of the Option term; or (iii) if the Option is exercised pursuant to Section 3.7.1.2 or 8.1. Fitts, or if Fitts so elects, the Fitts Group, shall have the right, in lieu of the Corporation, to sell from Common Shares owned by them all or a portion of the Common Shares that are necessary to satisfy any Option exercise, as further provided in Sections 6.1.4 and 6.1.5;

6.1.4
The price per share of any Option Shares purchased from Fitts or the Fitts Group shall be seven times the average EBITDA of the Corporation, adjusted to exclude Extraordinary Items, for the preceding two fiscal years less Net Outstanding Debt at the end of the immediately preceding fiscal year divided by the number of Common Shares on the date of the Corporation's audited Financial Statements for that fiscal year; for all purposes of these calculations (including, without limitation, Extraordinary Items and Net Outstanding Debt), if a long-term investment has been accounted for by the Corporation using the equity method, then such investment shall be accounted for using the proportionate consolidation method; if some or all of the Option Shares acquired come from the capital stock of the Corporation, the Option price for such Option

  Shares will be calculated in accordance with the terms set forth on Schedule 6.1.4 attached hereto;

  6.1.5
  PHI shall give notice to the Corporation and Fitts of its intention or of the intention of PIC or PII to exercise the option; within 30 days from receipt of such notice Fitts shall elect whether Fitts or the Fitts Group will: (i) sell to PHI, PIC or PII, as the case may be, all of the Shares to be purchased in connection with such exercise; (ii) sell some, but not all, of the Shares to be purchased in connection with such exercise; or (iii) refrain from selling any of the Shares to be purchased in connection with such exercise, and to the extent necessary the Corporation will issue to PHI, PIC or PII, as the case may be, the number of its Common Shares required to ensure that the purchaser acquires the appropriate number of Option Shares;

  6.1.6
  Anything to the contrary in Section 6 notwithstanding, if there has not been a Public Offering prior to the date of the Option exercise which will result in the Paperboard Group's obtaining ownership of 50% of the Shares, the number of Option Shares subject to such exercise shall be based on a percentage of Shares, as defined in Section 1.1.32 (i.e., on a fully diluted basis);

  6.1.7
  Anything to the contrary in this Section 6 notwithstanding, if the Option is exercised after a Public Offering, any applicable references in this Section 6 to percentages of Shares shall be deemed to mean percentages of the aggregate number of Shares owned of record by the Paperboard Group and Fitts;

  6.1.8
  The closing with respect to each Option exercise shall be held within seven days following receipt by the Corporation of the notice from Fitts given under Section 6.1.5 (or if no notice is given, upon expiration of the 30 day period for Fitts to give such notice), and, on the date of the closing, the purchase price for the Option Shares shall be paid in cash to the Corporation or Fitts, on his own behalf or on behalf of himself and the other members of the Fitts Group. Pursuant to the terms of Section 23.1, the Corporation shall deliver the Corporation's stock certificate representing the Option Shares to the Escrow Agent to be held in escrow pursuant to the terms of Section 23 and the terms of the Escrow Agreement, as defined in Section 23.1 hereof; and

  6.1.9
  Anything to the contrary in this Section 6 notwithstanding, if the Option is accelerated pursuant to Section 3.7.1.2 or 8.2.3, the provisions of 6.1.2, 6.1.3 and 6.1.5 shall not be applicable.

6.2
Signature of PIC and PII.    In the event PIC or PII exercises its rights under the Option, PIC or PII, as the case may be, shall, by having executed this Agreement at its inception for whatever other purpose, be bound by this Agreement as a Shareholder together with PHI.

7.
OPTIONS IN FAVOR OF FITTS OR THE CORPORATION

7.1
Options in Event of Certain Failures to Exercise "Option".

In the event the Option provided for in Section 6.1 is not exercised (a) in full at the end of the Option term or (b) with respect to two or more annual installments during the Option term, then, in either event, the Corporation or Fitts, in accordance with the terms of Section 7.3, shall have the right to repurchase all, but not less than all, of the Shares held by the Paperboard Group or any of its Permitted Transferees at a purchase price to be determined by the appraisal procedure set forth in Section 14 less a 10% discount on such purchase price.

7.2
Change of Control of a Member of the Paperboard Group.

If (a) Control of PIC, PII or PHI, is no longer held directly or indirectly by Bernard, Laurent or Alain Lemaire or their Related Party or Related Parties or the Foundation referred to in the letter delivered by Cascades Inc. to Fitts, as Chairman of the Board of the Corporation on the date hereof(a "Paperboard Control Change") or (b) the principal business of PIC, PII or PHI changes through reorganization, recapitalization, spin-off, split-up or other means or the principal assets or operations of any such entities are transferred (a "Paperboard Business Sale") then the following provisions shall apply:

7.2.1
prior to the time that the Paperboard Group owns an aggregate of 50% of the Corporation's outstanding Shares if there is a Paperboard Control Change or a Paperboard Business Sale to (i) a Competitor of the Corporation, (ii) a creditor of PIC, PII or PHI or (iii) any person or entity that Fitts determines, in his reasonable discretion, or if Fitts is no longer a shareholder of the Corporation that the Board of Directors of the Corporation determines, in its reasonable business judgment, would likely result in a significant negative impact on the Business of the Corporation, the Corporation and/or the Fitts Group shall have an option, to be exercised in accordance with the terms of Section 7.3, to purchase all, but not less than all, of the Shares held by Paperboard Group at a purchase price to be determined by the appraisal procedure set forth in Section 14 and to be paid in accordance with the terms of Section 7.3; and

7.2.2
at any time during the term of this Agreement if there is a Paperboard Control Change or a Paperboard Business Sale to (i) a Competitor of the Corporation, (ii) a creditor of PIC, PII or PHI or (iii) any person or entity that Fitts determines, in his reasonable discretion, or if Fitts is no longer a shareholder of the Corporation that the majority of the members of the Board of Directors of the Corporation, excluding the members selected by the Paperboard Group, determines, in its reasonable business judgment, would likely result in a significant negative impact on the Business of the Corporation, the Fitts Group shall have the option, to be exercised in accordance with the terms of Section 7.3, to require that the Paperboard Group acquire all, but not less than all, of the Fitts Group Shares at a purchase price to be determined in accordance with the appraisal procedure set forth in Section 14 and to be paid in accordance with the terms of Section 7.3.

7.3
Procedure for Exercise of Options; Payment of Purchase Price.

7.3.1
The right to repurchase all of the Shares of the Paperboard Group and its Permitted Transferees as set forth in Sections 7.1 and 7.2.1, shall be exercisable by the Corporation upon notice given by the Corporation to the Paperboard Group within 45 days after (i) the end of the Option term as set forth in Section 6.1.1, or (ii) the last day of the 30-day period set forth in Section 6.1.2 within which the second installment referred to in Section 7.1 was to have been exercised, or (iii) the Corporation's and the Fitts Group's actual knowledge of a change of Control event as discussed in Section 7.2 as applicable. In the event there is no exercise by the Corporation pursuant to the foregoing procedure the Fitts Group shall have the right to exercise the right to purchase by notice given within an additional 30 days after the notice period set forth above.

7.3.2
The right to require the Paperboard Group to purchase all of the Fitts Group Shares as set forth in Section 7.2.2, shall be exercisable by the Fitts Group upon notice given by the Fitts Group to the Paperboard Group within 30 days after the Corporation's and the Fitts Group's actual knowledge of a change of Control event as discussed in Section 7.3.1.

7.3.3
The closing on a purchase and sale of Shares pursuant to Sections 7.1 or 7.2, shall occur on or before the 30th day after delivery of the aforementioned appraisal to the parties involved. The Option provided for in Section 6.1 shall automatically terminate upon any such closing. The purchase price to be paid in connection with any such closing shall bear interest at an annual rate equal to the Libor rate plus 1% and shall be payable in five equal consecutive annual installments, commencing on the first anniversary, of such closing.

7.3.4
If there is a change of Control of PII, PIC or PHI and the Corporation or Fitts desires to exercise its rights under Section 7.2, any member of the Board of Directors of the Corporation which was selected by the Paperboard Group or any successors-in-interest to PII, PIC or PHI shall not be entitled to vote on any matters coming before the Board of Director's which in any manner relate to the exercise by the Corporation, Fitts or the Fitts Group of their rights pursuant to Section 7.2. In the event that there is a conflict between a provision of this Section 7 and a provision of Section 12, the provision of Section 12 shall govern.

8.
OPTIONS IN EVENT OF DEATH OR INCAPACITY OR TERMINATION OF EMPLOYMENT OF FITTS

8.1
Purchase by Paperboard Group.    Upon Fitts' death, Incapacity or Termination of Employment, Fitts or the Fitts estate, as the case may be, shall have the right to require that the Paperboard Group fully exercise the Option provided to it in Section 6.1 and purchase all of the Shares which have not previously been purchased under the Option, on an accelerated basis, directly from Fitts or the Fitts estate or if Fitts or his personal representative so elect, the Fitts Group, upon the giving of notice by Fitts or the Fitts estate to the Paperboard Group. The closing of such transaction shall be held on the 60th day following the date of delivery of such notice. The purchase price shall be paid (a) if the foregoing option is exercised as a result of Fitts' death, in the form of a cash down payment at closing in an amount equal to 55% of the said purchase price, and the balance in four equal consecutive annual installments, commencing on the first anniversary of such closing with interest on the purchase price at an annual rate equal to the Libor rate plus 1% or (b) if the foregoing option is exercised as a result of Fitts' Incapacity or Termination of Employment, in five equal consecutive annual installments, commencing on the first anniversary of such closing with interest on the purchase price at an annual rate equal to the Libor rate plus 1%. Notwithstanding the foregoing sentence, if the sum of the highest federal estate and state death tax rates applicable to Fitts' estate is higher or lower than 55%, then the percentage of the said purchase price payable at the closing referred to in clause (a) shall be increased or decreased, as the case may be, by an amount by which the said sum differs from 55%. Furthermore, in the event of Fitts' death subsequent to his Incapacity or Termination of Employment, but before he has received the three installment payments referred to in clause (b) above, within thirty days of his death, the balance due on any of the first three installments shall be paid to Fitts' estate, and the remaining two installments shall be paid when due.

8.2
Registration Rights for Fitts Estate.    Upon the death of Fitts, the Fitts estate shall have the right to require that the Corporation register its Shares under federal and state securities laws pursuant to the terms of the Registration Rights Agreement in order that it may sell its Shares in the public market, subject to the following conditions:

8.2.1
at the time of Fitts' death, the Fitts Group owns a 50% equity interest in the Corporation and the members of the Paperboard Group own a 50% equity interest in the Corporation;

8.2.2
the Fitts estate requires, in the reasonable determination of the personal representatives, executors or administrators of the Fitts estate, funds to pay death taxes, estate and gift taxes and interest or penalties thereon or funds to administer the estate, and can demonstrate its financial need to the Corporation's reasonable satisfaction;

8.2.3
the Fitts estate offers, in writing, to sell to the Paperboard Group, for a cash purchase price to be determined in accordance with Section 14 and to be paid by the Paperboard Group at a closing to be held within 60 days of the date of the Fitts estate's offer to the Paperboard Group a number of Shares held by it, that will result in the Fitts estate's receiving sufficient proceeds from the sale of such Shares to meet the Fitts estate's requirement for cash to fund its tax obligations and administration expenses, in which event the Paperboard Group shall have the option to purchase either the number of Shares so offered by the Fitts estate or all of the Shares owned by the Fitts estate; and

  8.2.4
  the Paperboard Group declines the offer or fails to close on the purchase of the Fitts estate's Shares within the 60-day period provided in Section 8.2.3.

8.3
Effect of Exercise of Registration Rights.    If there is a registration of some, but not all, of the Shares owned by the Fitts estate pursuant to the terms of this Section 8 and it is the first registration of the Corporation's Shares, immediately after closing of the Fitts estate's Public Offering, anything to the contrary contained in this Agreement notwithstanding, the following provisions of this Agreement shall no longer be in effect: Sections 3, 7, 8, 9, 10, 11, 12, 16, 18, 20 and 21.

9.
OPTIONS IN EVENT OF SHAREHOLDINGS OF LESS THAN 20%; OPTION TO MAINTAIN TARGET PERCENTAGES

9.1
Option to Purchase in the Event Shareholdings are Below 20%. At any time after a Shareholder ceases to be the holder of at least 20% of the Common Shares of the Corporation (the "Below Threshold Shareholder"), the other Shareholder shall have the option to require such Below Threshold Shareholder to sell its Shares to such other Shareholder for a purchase price to be determined by the appraisal procedure set forth in Section 14. The purchase price shall bear interest at an annual rate equal to the Libor rate plus 1% and shall be payable in five equal consecutive annual installments, commencing on the first anniversary of the closing on the purchase in accordance with the terms of this Section. Such right shall be exercisable by written notice stating that the Below Threshold Shareholder has ceased to be the holder of 20% or more of the Common Shares and that the other Shareholder intends to purchase the Below Threshold Shareholder's Shares pursuant to the provisions of this Section 9.1; the Below Threshold Shareholder so notified shall, forthwith upon receipt of such notice, become obligated to sell its Shares to the other Shareholder. The Closing of such purchase and sale shall be held on or before the 30th day after the date of delivery of such appraisal to the parties involved. In the event that the Below Threshold Shareholder is the Paperboard Group, the Option provided pursuant to Section 6.1, if still outstanding, shall automatically terminate at such closing.

Any other provision of this Agreement notwithstanding, in no event shall a Shareholder be deemed to be a Below Threshold Shareholder for the purposes of this Section 9.1 if the Shareholder ceases to be the owner of at least 20% of the Common Shares solely as a result of the issuance(s) of Common Shares pursuant to the Employee Stock Option Plans.

9.2
Option for Paperboard Group to Maintain Target Percentage Ownership. If at any time prior to its attaining ownership of 50% of the Shares, the Paperboard Group suffers dilution of its percentage ownership as a result of the issuance of Common Shares pursuant to the Employee Stock Option Plans and the Paperboard Group is in compliance with the terms of this Agreement, it shall have the right to purchase Common Shares ("Deficiency Shares") pursuant to the terms of this Section 9.2 to maintain the percentage level of ownership it held immediately prior thereto.

Each year during the Option term, within 30 days following the receipt by the Board of Directors of the Corporation of the Financial Statements for the Corporation's fiscal year, the Paperboard Group shall have the right, upon written notice given by the Paperboard Group to the Corporation, to purchase from the Corporation the Deficiency Shares which purchase may at the Paperboard Group's election be accomplished immediately prior to the purchase of Common Shares by the Paperboard Group pursuant to the terms of Section 6.1. The purchase price for such Deficiency Shares shall be paid in cash at the closing (to be held in accordance with Section 6.1 but immediately prior to any other closing pursuant to such Section) and shall be in an amount determined by multiplying the number of Deficiency Shares to be purchased by the Paperboard Group by the Option price per Share as established under Section 6.1.4; provided, however, that in any instance in which the dilution event causes or would cause the Paperboard Group's interest in the Corporation to fall below 20%, the Corporation will provide the Paperboard Group with the opportunity to purchase the Deficiency Shares contemporaneously with the dilution event.

10.
THIRD PARTY OFFER

10.1
Bona Fide Offer to Purchase Shares.    At any time after a date that is six years from the date hereof, if any Shareholder shall at any time during the term of this Agreement desire to sell all or any of such Shareholder's Shares, such Shareholder (hereinafter sometimes called the "Offering Shareholder") shall first obtain a bona fide written offer that such Offering Shareholder desires to accept (hereinafter called the "First Offer") to purchase all, but not less than all, of the Offering Shareholder's Shares for cash at the closing thereof. Within seven days after the receipt of the First Offer, the Offering Shareholder shall offer to sell (the "Second Offer") such Shares (the "Offered Shares") to the other Shareholder (the "Notified Shareholder") on terms and conditions identical to those contained in the First Offer.

10.2
Second Offer.    The Second Offer shall be accompanied by a true copy of the First Offer and an affidavit of the Offering Shareholder attesting (a) that the Offering Shareholder desires to accept the First Offer, (b) that the First Offer contains all the terms and conditions entered into between the Person having made such First Offer and the Offering Shareholder concerning the sale of the Shares, and (c) that there is no commission or similar fee that may be or may become due and payable to any broker, agent or other intermediary in connection therewith, or, to the extent that there is such a commission or similar fee payable, the full particulars thereof. The Second Offer shall be sent to the Notified Shareholder and shall be open for acceptance for 30 days (the "Offer Period") from the date of receipt of the First Offer by the Offering Shareholder. The Notified Shareholder may, by written notice to the Offering Shareholder during the Offer Period, at its sole option, either accept or reject the Second Offer. If such Notified Shareholder does not accept or reject the Second Offer in the manner or within the period set forth above, then the Notified Shareholder shall be conclusively deemed to have rejected the Second Offer.

10.3
Acceptance of Offer.    If the Notified Shareholder rejects or is deemed to have rejected the Second Offer, then, within 30 days of the rejection or deemed rejection of the Second

Offer, the Offering Party may accept and close the transaction contemplated by the Terms of the First Offer. In the event that such transaction is not completed within such terms, then the Offering Shareholder may not complete the First Offer or any other offer without first complying with the provisions of this Section 10.

10.4
Acceptance of Second Offer.    If the Notified Shareholder elects to accept the Second Offer, the closing shall be held on the 30th day following the acceptance of the Second Offer.

10.5
"Tag Along".    Notwithstanding the above provisions, in the event that a Notified Shareholder elects not to accept a Second Offer, it will have the option, but not the obligation, to require the Offering Shareholder by notice to the Offering Shareholder given within the time period for acceptance or rejection of such Second Offer provided in Section 10.1 to obtain from the Person having made the First Offer, an offer to purchase all, but not less than all, of the Shares owned by the Notified Shareholder upon terms and conditions identical to those set forth in the First Offer, at the closing of the purchase of the Shares of the Offering Shareholder pursuant to the First Offer. If the Offering Shareholder is unable to obtain such offer for the benefit of the Notified Shareholder within 30 days of being so requested, then the Offering Shareholder shall not be entitled to complete the sale of Shares contemplated by the First Offer.

11.
SHOT GUN PROVISION

11.1
Shot Gun.    Commencing on the sixth anniversary of the signing of this Agreement, either the Fitts Group or the Paperboard Group may purchase the other party's Shares as follows:

11.1.1
The party (the "Offering Party") desiring to purchase the Shares of the other party (the "Receiving Party") may purchase all, but not less than all, of the Shares owned by the other party. The Offering Party must give notice to the Receiving Party of its intention to acquire such Shares (the "Shot Gun Offer") and the Shot Gun Offer must, in order to be valid under this Agreement, have the following provisions:

11.1.1.1
it must be made with respect to all of the Shares held by the Receiving Party and describe such Shares;

11.1.1.2
it must state the price per Share for which the Offering Party desires to acquire the Shares; and

11.1.1.3
it must state the terms and conditions of payment of such price.

11.1.2
The Receiving Party will have 60 days from the receipt of the Shot Gun Offer to respond to the Offering Party with notice of its intention to either:

11.1.2.1
accept the Shot Gun Offer and sell its Shares according to the terms and conditions specified in the Shot Gun Offer; or

    11.1.2.2
    except as otherwise provided Section 11.1.4, acquire the Shares held by the Offering Party upon terms and conditions to those provided for in the Shot Gun Offer.

  11.1.3
  The failure by the Receiving Party to respond as provided in Section 11.1.2 within the 60-day period set forth therein shall automatically constitute an acceptance of the Shot Gun Offer.

  11.1.4
  The closing of any sale made under this Section 11.1 shall be held on the 30th day following the earlier to occur of (a) the last day of the 60-day period set forth in Section 11.1.2 and (b) the date of the response, if any, given pursuant to Section 11.1.2. Any other provision of this Section 11.1 notwithstanding, if the Offering Party is the purchaser, the Offering Party shall pay the purchase price for the Shares acquired by it in full in cash at the closing, and if the Receiving Party is the purchaser, the Receiving Party shall have the right to pay the purchase price for the Shares acquired by it on payment terms that are no less favorable to the Offering Party than the following payment terms: the purchase price for the Shares shall be payable in five equal consecutive annual installments, commencing on the first anniversary of the closing of the purchase in accordance with the terms of this Section and the purchase price shall bear interest at an annual rate equal to the Libor rate. At the time of closing, a party selling its Shares shall cause the persons nominated by it as directors of the Corporation to tender their resignations to take effect at any time designated by the party purchasing the Shares in the Corporation. In the event the selling Shareholder is the Paperboard Group, the Option provided pursuant to Section 6.1, if still outstanding, shall automatically terminate at such closing.

12.
OPTION IN CASE OF DEFAULT

12.1
"Trigger Events".    In the event (a) a court of competent jurisdiction enters an order or decree under any U.S. or Canadian federal, state or provincial bankruptcy law (i) for relief against PII, PIC, PHI or the other Shareholder in an involuntary case or proceeding, (ii) appointing a receiver, trustee, liquidator or similar official for PII, PIC, PHI or the other Shareholder or for all or substantially all of the property of PII, PIC, PHI or the other Shareholder, or (iii) ordering the liquidation of PII, PIC, PHI or the other Shareholder and the order or decree remains unstayed and in effect for 60 days or (b) if the assets of PII, PIC, PHI or the other Shareholder are transferred to a trustee or other like official acting for or on behalf or for the protection of the creditors of PII, PIC, PHI or the other Shareholder or (c) PII, PIC, PHI or the other Shareholder shall have been declared in default under any covenant or agreement in any material contract, note, debenture, bond, indenture, loan agreement, note agreement, mortgage, security agreement, or other instrument evidencing or related to indebtedness of PII, PIC, PHI or the other Shareholder, such default shall not have been waived (or otherwise timely remedied within any applicable cure period), and such default shall have resulted in the creditor or creditors taking any action in connection with the creditor's or creditors' right to accelerate the payment terms of material indebtedness (each such event is a "Trigger Event" and the date upon which the Shareholder not affected by the Trigger Event becomes aware thereof is the "Trigger Date"), the Paperboard Group Shareholder if PII, PIC, PHI is affected by the Trigger Event or the other Shareholder if the other Shareholder is affected by the Trigger Event or his or its assigns or legal representatives, as the case may be, (the "Offeror") shall be deemed to have unconditionally offered (the "Forced Offer") for sale to the non-affected Shareholder all of the Offeror's Shares (the "Offered Shares") and such non-affected Shareholder, shall have the option to purchase same or all of such Offered Shares for cash at the price equal to the Book Value of the Shares.

The Offeror or his assigns or legal representatives shall give notice to the Corporation of any Trigger Event within five (5) business days of the date upon which the Offeror first learns of the Trigger Event. If the non-affected Shareholder elects to accept the Forced Offer, the closing of the purchase of the affected Shareholder's Shares shall occur on the 90th day after the non-affected Shareholder receives notice of, or otherwise conclusively learns of, the Trigger Event.

12.2
If PII, PIC or PHI is affected by the Trigger Event, (i) the provisions set forth in Section 3.2, 3.3, 3.5, 3.6, 3.7 and 6.1 hereof shall automatically terminate, and (ii) any members of the Board of Directors of the Corporation which were selected by the Paperboard Group or any successors-in-interest to PII, PIC or PHI shall not be entitled to vote on any matters coming before the Board of Directors which relate to a purchase by the Corporation, Fitts or the Fitts Group of Shares owned by PII, PIC or PHI or their respective successors-in-interest. Further, if PII, PIC or PHI is affected by a Trigger Event described in clauses (a) or (b) of Section 12.1, the provisions of Section 19 shall immediately terminate.

13.
ARBITRATION

13.1
Arbitration.    At any time during the term of this Agreement, any and all controversies, disagreements, disputes, claims or arguments arising out of or relating to this Agreement, its performance or breach thereof shall be submitted to arbitration as herein provided by one Shareholder giving notice to the other Shareholder. The notice so given by the Shareholder submitting the dispute or question to arbitration shall appoint an arbitrator on behalf of such Shareholder and the other Shareholder shall also appoint an arbitrator within 15 days of receipt of the said notice. The arbitrators so appointed shall then appoint a third arbitrator and determine the question or dispute at issue. In the event that the Shareholder to whom notice is given fails to appoint an arbitrator, the arbitrator that has been appointed shall appoint another arbitrator within a further period of 30 days, failing which, the Shareholder having given notice may apply to a court to appoint such arbitrator. The arbitrators shall decide by way of a majority decision; the decision of the arbitrators shall be rendered within 30 days following their nomination and their decision shall be final and conclusive and binding upon the parties hereto. All questions of procedure shall be resolved by the arbitrators. The costs of the arbitration shall be shared equally amongst the Shareholders.

14.
APPRAISAL PROCEDURE

14.1
Appraisal.    Wherever in this Agreement reference is made to an appraisal procedure, the particular parties to the transaction shall seek in good faith to agree upon the Fair Value of the Shares to be acquired promptly following the delivery of notice that triggers the need for an appraisal. As used herein, the "Fair Value" of the Shares shall mean the fair value of the Shares, as of the date of delivery of the notice referred to above (the "Notice Delivery Date"), on a going concern or liquidation basis, whichever method would yield the higher valuation but excluding control premiums or minority discounts. The Fair Value of the Shares on a going concern basis shall take into account such considerations as would customarily affect the price at which a willing seller would sell and a willing buyer would buy the Shares as a going concern in an arm's-length transaction in which such buyer purchases all of the Shares. The Fair Value of the Shares on a liquidation basis shall take into account tax liabilities that would be incurred on a liquidation assuming the most tax efficient and practical plan of liquidation. If such parties are unable to agree upon Fair Value within 30 days following the Notice Delivery Due, then such amount shall be determined pursuant to the appraisal process described below. In such event such parties shall, within seven days after the expiration of such 30-day period, each retain, at their own expense, a Qualified Independent Appraiser (as hereinafter defined) to determine Fair Value. Each such Qualified Independent Appraiser shall submit its written appraisal to each of such parties no later than 75 days after the Notice Delivery Date. If the amount of the higher of the two appraisals is greater than 110% of the amount determined by the lower appraisal, then a third Qualified Independent Appraiser designated by the first two Qualified Independent Appraisers shall be retained promptly by the parties (at their joint expense) and shall deliver its written appraisal within 30 days after the date of such retention. In connection with its retention, such third Qualified Independent Appraiser shall be instructed that such appraisal shall not be less than the amount determined by the lower of the first two appraisals nor more than the amount determined by the higher of the first two appraisals. The valuation resulting from such appraisal process shall be the average of the first two appraisals, if only two appraisals are required, or if three appraisals are required, the average of the two appraisals closest in value (or if there are not two closest appraisals, the average of all three such appraisals).

14.2
Qualified Independent Appraiser.    A Qualified Independent Appraiser shall be defined as a nationally recognized investment banking firm, with substantial experience in evaluating companies in the Business, that is not directly or indirectly affiliated with, and has not performed any substantial services during the previous two years for, the party proposing such investment banking firm or such party's Affiliates and that has no interest (other than the receipt of customary fees) in any of the transactions contemplated by this Agreement.

15.
CLOSING

15.1
Time, Place, Terms and Conditions.    Any closing of a purchase and sale or issuance of Shares in accordance with the provisions hereof, shall be held at the main offices of the

Corporation (or at such other place as the Shareholders may agree) on the relevant date of closing, in accordance with the following terms and conditions:

15.1.1
At closing, the selling Shareholder (the "Seller") shall deliver or cause to be delivered to the purchasing Shareholder (the "Purchaser") certificates representing the Shares (or other equity securities) being transferred and/or issued; which certificates shall, in the case of a sale, be accompanied by a duly executed assignment of the Shares to the Purchaser;

15.1.2
Except where otherwise specifically provided, payment for Shares (or other securities) shall be made in full in cash at closing by way of or electronic fund transfer to the Seller's designated bank account in United States;

15.1.3
At closing, the Seller shall deliver to the Purchaser good and marketable title to the Shares (or other equity securities) being transferred, free and clear of all claims, liens and other encumbrances whatsoever, other than such as are created and exist under this Agreement;

15.1.4
If the Seller is bound by a guarantee given by such Seller whereby such Seller has guaranteed the payment of any debt or liability of the Corporation, then the Purchaser shall use all reasonable efforts to cause such guarantee to be released and canceled at closing, failing which the Purchaser shall agree to indemnify and hold the Seller harmless from all claims, costs, demands and actions suffered or incurred after the closing resulting from, arising out of, or relating to such guarantee;

15.1.5
At closing, all necessary and proper corporate proceedings reasonably required by counsel for the Purchaser shall be taken for the issuance of, transfer of, the Shares (or equity securities) being sold;

15.1.6
If the purchase price for the Shares purchased at closing will not be paid in full on the date of the closing, the Purchaser will deliver to the Seller a promissory note, in the form of the note attached hereto as Schedule 15.1.6A, representing the amount owed by the Purchaser to the Seller, which note shall reflect the relevant payment and interest terms set forth in this Agreement; all obligations of the Purchaser to the Seller under any such note shall be secured by the Purchaser's pledge to the Seller of the Shares purchased by the Purchaser from the Seller; the terms of any such pledge shall be set forth in a pledge agreement, in the form of the pledge agreement attached hereto as Schedule 15.1.6B, to be executed by the Purchaser and delivered by the Purchaser to the Seller, together with the Corporation's stock certificate representing the Shares purchased by the Purchaser from the Seller, and a stock power relating to such certificate, duly endorsed by the Purchaser in favor of the Seller.

15.1.7
At closing, if required pursuant to this Agreement, the Seller shall deliver to the Corporation signed resignations of the Seller's nominees, as directors, officers, employees and from all other offices of the Corporation; and

  15.1.8
  Any closing date which does not fall on a Business Day shall be held on the next Business Day following such date.

The conditions set forth in this Section 15, excluding the conditions set forth in Section 15.1.6, are each made for the exclusive benefit of the Purchaser and may be waived by it and are supplemental to any other condition which may have been agreed to by the Purchaser and the Seller.

15.2
Assignment to the Corporation.    In any circumstances where either party, or any of its constituents, has the right or becomes obligated to purchase all of the Shares held by the other party, then it may assign its rights and obligations with respect thereto to the Corporation, provided that the purchaser shall remain jointly and severally liable with the Corporation for the performance of its obligations with respect thereto and provided also that the other party does not suffer adverse income tax consequences as a result of such assignment.

16.
SHARE CERTIFICATES

16.1
Legended Certificates; Stock Certificates to Be Marked with Legend.    All certificates representing Shares now outstanding or hereafter issued by the Corporation shall be marked with the following legend for so long as the holders of the Shares are subject to any provision of this Agreement:

    "This certificate and the shares represented hereby are held subject to the terms, covenants and conditions of an agreement dated May 2, 1997 by and among this Corporation and its shareholders, as it may be amended from time to time, and neither this certificate, the shares represented hereby, nor any interest in this certificate or in such shares may be transferred, pledged or disposed of voluntarily, by operation of law or otherwise, except in accordance with the terms and provisions thereof. A copy of said agreement and all amendments thereto is on file and may be inspected at the principal executive offices of this Corporation."

The Corporation shall issue replacement stock certificates without the foregoing legend to any Shareholder upon request following termination of this Agreement.

17.
NO PARTNERSHIP OR JOINT VENTURE

17.1
Effect of Agreement.    Neither this Agreement nor any transaction contemplated by this Agreement shall be deemed to create or constitute a partnership, joint venture or business organization of any kind or nature whatsoever among or between any of the Parties.

18.
FUTURE BUSINESS OPPORTUNITIES

18.1
Agreement of Paperboard Group and Fitts.    Each of the Paperboard Group and Fitts, hereby covenants and agrees that during the term of this Agreement, the Paperboard Group or Fitts, as the case may be, will cause all future acquisition opportunities that are made available to the Paperboard Group or Fitts, as the case may be, and, to the extent applicable, all future expansion opportunities that arise within their respective organizations, which involve the same Business, as defined in Section 1.1.4, as the Corporation, or which would serve the objectives described in the last Whereas clause in the preamble to this Agreement, anywhere in the world, to be directed and presented initially to the Corporation for determination as to whether the opportunities should be pursued by the Corporation. In the event the Corporation, acting through its Board of Directors (with the Paperboard Group's Board nominees abstaining from voting and/or Fitts, as the case may be), determines not to pursue any such opportunity or fails to take any action within 60 days (or such shorter time as is inherent in the proposal), the Paperboard Group or Fitts, as the case may be shall be free to pursue such opportunity.

19.
SUPPLY ARRANGEMENTS

19.1
Right of PIC and PII to Supply the Corporation.    Each of PIC and PII shall have a right of first refusal to supply the Corporation, at the most favored prices then available to those of their customers for purchases of similar quantities of such product, products manufactured by operations owned or operated by PII, PIC or any of their subsidiaries, provided such products are acceptable to the Corporation but in no event at prices that are not competitive with prices that the Corporation can obtain elsewhere for similar quantities on an on-going basis. This Section 19.1 shall not apply to "spot" purchases from parties other than PII and PIC provided that the total spot purchases for each product line do not exceed 10% of the yearly requirement for that product line.

19.2
Purchase of PII and PIC Products by the Corporation.    The Corporation shall have a right of first refusal in respect of the purchase by it of products manufactured by operations owned or operated by PII, PIC or any of their subsidiaries, at the most favored prices then available to their customers which purchase similar quantities of such product, subject to agreements or commitments existing (and disclosed to the Corporation) prior to the exercise of this right.

19.3
PIC and PII Best Efforts Concerning Cascades Products.    PIC and PII will use their best efforts to ensure that the Corporation has priority access to products manufactured by operations owned or operated by Cascades Inc., or any of its Affiliates, at the most favored prices then available to their customers which purchase similar quantities of such product.

19.4
Corporation's Purchase of Cascades Products.    The Corporation will use its best efforts to purchase on a priority basis, when needed, products manufactured by operations owned or operated by Cascades Inc., or any of its Affiliates, so long as such products are made available at the most favored prices then available to Cascades Inc.'s customers which purchase similar quantities of such product but in no event at prices that are not competitive with prices that the Corporation can obtain elsewhere for similar quantities on an on-going basis. This Section 19.4 shall not apply to "spot" purchases from parties other than Cascades Inc. provided that the total spot purchases for each product line do not exceed 10% of the yearly requirement for that product line.

20.
CERTAIN ADDITIONAL AGREEMENTS CONCERNING VOTING RIGHTS

20.1
Effect of Options and Other Instruments on Voting.    The Paperboard Group agrees, and hereby instructs the Corporation's Secretary to implement, that if and when it acquires a 50% interest in the Corporation's Shares, it will withhold from any vote of shareholders of the Corporation on any matter, and will not vote (or seek statutory appraisal rights with respect thereto) that number of Common Shares which it owns which (because of the inability of holders of options, warrants or convertible securities to vote underlying Shares, or because of repurchases by the Corporation of minority interests held by Fitts VT certificate holders pursuant to outstanding agreements or otherwise) would cause it to be able to vote more than 50% of the votes to be cast with respect to such matter.

21.
CERTAIN COVENANTS IN EVENT OF FAILURE TO EXERCISE OPTION COMPLETELY

21.1
In the event of a termination of the Option pursuant to Section 3.8, the Paperboard Group hereby agrees that, thenceforth and for a period of 10 years thereafter, they: (a) will not in any manner purchase or otherwise acquire, or enter into any agreement, arrangement or understanding to purchase or otherwise acquire, or seek to or make any, proposal to acquire (whether by merger or otherwise), any securities or property of the Corporation, (b) will not take any action either alone or with any other person to control or influence the management, Board of Directors, or policies of the Corporation, including making, or in any way participating in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) to vote, or seeking to advise or influence any person with respect to the voting of, securities of the Corporation and (c) will cast all of their votes on any proposals submitted to all shareholders of the Corporation in the same proportion (for, against or abstain) as all other votes have been cast by all other shareholders of the Corporation.

22.
NO RESALE OF SHARES

22.1
Any Shares acquired by a member of the Paperboard Group hereunder are for the account of such member and not with a view to resale or distribution of the Shares to others. As provided in Section 5.1, the Paperboard Group may transfer, pledge, escrow, assign, resell or distribute, or to enter into any contract, undertaking, agreement or arrangement for the transfer, assignment, pledge, escrow, resale or distribution of any or all of the Shares acquired by it hereunder only in accordance with the terms of this Agreement and it has no present plans to do so. Any Share certificate(s) issued to a member of the Paperboard Group by the Corporation will bear an appropriate legend restricting transfer of such Shares in violation of law or this Agreement.

23.
ESCROW OF SHARES

23.1
Escrow of Shares.    Contemporaneous with PHI's, PIC's or PII's receipt of any Shares: (i) pursuant to the terms of the Share Subscription Agreement; (ii) pursuant to the terms of the Option; (iii) in connection with the Corporation's issuing stock as dividends to its Shareholders; (iv) as a result of a stock split or reverse stock split of the Corporation's common stock; or (v) pursuant to the terms of Section 9.2, PHI, PIC and/or PII shall deposit certificates representing all such Shares with the escrow agent (the "Escrow Agent") named in the escrow agreement which is attached hereto as Schedule 23.1 (the "Escrow Agreement"), to be held in escrow pursuant to the terms of this Section 23.1 and the Escrow Agreement.

23.2
Release of Shares to PHI, PIC or PII.    All Shares, and the Corporation's stock certificates which represent such Shares, which are held in escrow pursuant to the terms of this Section 23 shall be discharged from escrow and returned to PHI, PIC or PII, as the case may be, at such time as: (i) each of PHI, PIC and PII becomes an unsecured borrower, and is released from all obligations to its lenders to provide security for its loans, so that no Shares owned by PHI, PIC or PII are either directly or indirectly collateral for any indebtedness or other liability or obligation of any Paperboard Group company; (ii) the Paperboard Group has the right to participate in a Public Offering pursuant to the terms of Section 3.7.2 and has entered into a firm commitment to sell Shares in the Public Offering; (iii) a Public Offering as defined in Section 3.6.2 has occurred and Sections 3 (except 3.7.2 and 3.7.3), 7, 8, 9, 10, 11, 12, 16, 18, 20 and 21 have been terminated; (iv) the Paperboard Group purchases all of the Fitts Group's Shares pursuant to Sections 7.2.1, 8.1, 9.1, 10, 11 or 12.2; (v) PHI, PIC and/or PII has the right, pursuant to the terms of Section 10, to sell all Shares owned by the Paperboard Group to a third party and sells such Shares; or (vi) this Agreement is terminated.

23.3
Release of Shares to Fitts, the Fitts Group or the Corporation. All Shares, and the Corporation's stock certificates which represent such Shares, which are held in escrow pursuant to the terms of this Section 23 shall be discharged from escrow and delivered to the Corporation, Fitts or the Fitts Group, as the case may be, at such time as the Corporation, Fitts or the Fitts Group purchases such Shares from PHI, PIC and/or PII pursuant to the terms of Sections 7.1, 9.1, 10, 11 or 12.1.

23.4
Power of Attorney.    Each of PHI, PIC and PII does hereby make, constitute and appoint any officer of the Corporation as its true and lawful attorney-in-fact with full power to endorse its name on any stock certificate representing Shares issued to it which then are subject to deposit in escrow pursuant to the terms of this Section 23 or document relating to any such stock certificate solely for the purpose of effecting the deposit of such Shares with the Escrow Agent to be held pursuant to the terms of this Section 23 and the Escrow Agreement, granting said attorney full power to do any and all things necessary to deposit such Shares with the Escrow Agent. The foregoing power of attorney is coupled with an interest and is irrevocable. Each of PHI, PIC and PII hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue of this Section 23.4. Each of PHI, PIC and PII hereby knowingly and intentionally waives any right that it has or may have to object to any action contemplated by this Section 23 which is taken by the Corporation or any officer, director, employee or agent of the Corporation pursuant to the terms of this Section 23.

23.5
Any reference in this Agreement to the word Shares which at such time are subject to the Escrow Agreement shall be deemed to refer to interests in such Shares.

24.
COVENANTS, REPRESENTATIONS AND WARRANTIES RESPECTING PII, PIC AND PHI

        Each of PII, PIC and PHI hereby covenants, represents and warrants as follows and acknowledges that the Corporation, Fitts and the Fitts Group are relying upon such covenants, representations and warranties in connection with their entering into this Agreement and carrying-out the transactions contemplated hereby, and that they would not have entered into this Agreement without the benefit of such covenants, representations and warranties:

24.1
Organization and Good Standing.    Each of PII, PIC and PHI has been duly incorporated and/or organized and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation and/or organization and it has all necessary corporate power, authority and capacity to own, lease or operate its property and assets and to carry on its business.

24.2
Authorized and Issued Capital.    All of the authorized and issued capital of PHI is owned by PIC and all of the authorized and issued capital of PIC is owned by PII.

24.3
Corporate Actions.    All necessary corporate action of each of PII, PIC and PHI to authorize the execution, delivery and performance of this Agreement and the Share Subscription Agreement has been taken and the Share Subscription Agreement has been duly executed and delivered by PIC and PHI and each of such agreements constitutes a legal, valid and binding obligation of PIC and PHI enforceable against it in accordance with its terms; except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights generally. The enforceability of PII's, PIC's and PHI's obligations hereunder and thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

24.4
Consents.    All consents, approvals, orders and authorizations of any Person or governmental authority in the United States of America or Canada (or registrations, declarations, filings or recordings with such authority) required to be obtained or made by any member of the Paperboard Group, in connection with the completion of any transaction contemplated by this Agreement or the Share Subscription Agreement, the execution of this Agreement or the Share Subscription Agreement, and the performance of any of the terms and conditions of this Agreement or the Share Subscription Agreement, have been or shall have been obtained or made by such member of the Paperboard Group on or before the date of this Agreement.

24.5
Compliance with Corporate Instruments and Agreements.    The entering into of this Agreement and the Share Subscription Agreement and the consummation of the transactions contemplated by such agreements will not result in a breach of any term or provision of or constitute a default under the organizational documents, by-laws or resolutions of any member of the Paperboard Group or except as indicated on the attached Schedule 24.5, of any material indenture, agreement, instrument, license or permit to which any member of the Paperboard Group is a party or by which it is bound.

24.6
Non-Contravention.    The entering into of this Agreement and the Share Subscription Agreement and the consummation of the transactions contemplated by such agreements will not contravene any applicable orders, judgments, injunctions, awards and decrees of any Governmental Body. As used in this Agreement, "Governmental Body" shall mean any domestic or foreign national, state or municipal or other local or multi-national body, or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

25.
COVENANTS, REPRESENTATIONS AND WARRANTIES RESPECTING THE CORPORATION

        The Corporation hereby covenants, represents and warrants as follows and acknowledges that PHI, PIC and PII are relying upon such covenants, representations and warranties in connection with their entering into this Agreement and carrying-out the transactions contemplated hereby, and that they would not have entered into this Agreement without the benefit of such covenants, representations and warranties:

25.1
Organization and Good Standing.    The Corporation has been duly incorporated and/or organized and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation and/or organization and it has all necessary corporate power, authority and capacity to own, lease or operate its property and assets and to carry on its business;

25.2
Corporate Actions.    All necessary corporate action of the Corporation to authorize the execution, delivery and performance of this Agreement and the Share Subscription Agreement has been taken and the Share Subscription Agreement has been duly executed and delivered by the Corporation and each of such agreements constitutes a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms; except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights generally. The enforceability of the Corporation's obligations hereunder and thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

25.3
Consents.    All consents, approvals, orders and authorizations of any Person or governmental authority in the United States of America or Canada (or registrations, declarations, filings or recordings with such authority) required to be obtained or made by the Corporation, in connection with the completion of any transaction contemplated by this Agreement or the Share Subscription Agreement, the execution of this Agreement or the Share Subscription Agreement, and the performance of any of the terms and conditions of this Agreement or the Share Subscription Agreement, have been or shall have been obtained or made by the Corporation on or before the date of this Agreement.

25.4
Compliance with Corporate Instruments and Agreements.    The entering into of this Agreement and the Share Subscription Agreement and the consummation of the transactions contemplated by such agreements will not result in a breach of any term or provision of or constitute a default under the organizational documents, by-laws or resolutions of the Corporation or, except as indicated on the attached Schedule 25.4, of any material indenture, agreement, instrument, license or permit to which the Corporation is a party or by which it is bound.

25.5
Indemnification for Tax Liabilities.
25.5.1
The Corporation.    The Corporation shall indemnify and hold each member of the Fitts Group (a "Member") harmless from, against and in respect of any federal, state, local or foreign income tax liability (including interest and penalties) incurred by such Member as the result of a Determination, by reason of an amended return, claim for refund, audit or otherwise, that causes an increase in the federal, state, local or foreign, as the case may be, taxable income (or decrease in tax loss or credits) of such Member with respect to such Member's allocable share of S Corporation Taxable Income, as well as any federal, state, local or foreign income tax liability (including interest and penalties) incurred by such Member as a result of the payment of any indemnification amount hereunder.

25.5.2
Shareholders' Indemnification for Tax Liabilities.    Each Member, jointly and severally, shall indemnify and hold the Corporation harmless from, against and in respect of any federal, state, local or foreign income tax liability (including interest and penalties) incurred by the Corporation as the result of a Determination, by reason of an amended return, claim for refund, audit or otherwise, that causes a Tax Benefit to such Member for a taxable period ending on or before the Termination Date and a corresponding increase in the federal, state, local or foreign, as the case may be, taxable income (or decrease in tax loss or credits) of the Corporation. In addition, any refunds of taxes actually realized by a Member attributable to the Corporation's S Corporation Taxable Income shall be promptly paid over to the Corporation, provided, however, that the payments made by any such Member pursuant to this Section 25.5.2 shall not exceed the Tax Benefit Amount actually realized by such Member as a result of such Determination or the amount of such refund, as the case may be.

25.6
Non-Contravention.    The entering into of this Agreement and the Share Subscription Agreement and the consummation of the transactions contemplated by such agreements will not contravene any applicable orders, judgments, injunctions, awards and decrees of any Governmental Body.

26.
MISCELLANEOUS

26.1
Notices.    All offers, acceptances of offers, notices, request or other communications hereunder shall be in writing and may be given by registered mail, telex or telecopier or by personal delivery addressed to the respective parties at their addresses set forth in this Section 26.1, or to such other address as may be designated by any party to the others. Any communication delivered by registered mail shall be deemed to have been received on the fifth day after the date of mailing thereof and any communication delivered by telex or by personal delivery shall be deemed to have been delivered on the date of delivery thereof. All notices or other writings which exercise rights contained in this

Agreement relating to the sale or purchase of Shares shall be irrevocable except as provided in Section 26.5.

    To the Paperboard Group:

    Paperboard Industries International Inc.
    772 Sherbrooke West
    Suite 300
    Montréal (Quebec) H3A 1G1
    To the attention of the Vice-President and CFO
    Telecopier: (514) 284-9826

    To the Corporation, Fitts or the Fitts Group:

    Dopaco, Inc.
    241 Woodbine Road
    Downingtown, PA 19355
    To the attention of Fitts
    Telecopier: (610) 269-2635

26.2
Successors and Assigns.    This Agreement shall be binding upon each of the parties hereto and upon all their respective heirs, executors, successors and permitted assigns.

26.3
Term.    This Agreement shall remain in force as long as there are at least two Shareholders provided that this Agreement may be terminated if the Shareholders agree in writing to terminate this Agreement or may be terminated by a non-breaching Shareholder if a Shareholder is in material breach of this Agreement and either such breach is incapable of being cured or such breach is not cured by the breaching Shareholder within thirty (30) days of notice by the non-breaching Shareholder of such breach to the breaching Shareholder.

26.4
Parties Hereto.    Without restriction, no Person shall become a Shareholder unless such Person shall become a party to this Agreement and agrees to be bound by the terms of this Agreement to the same effect as if originally named in and a party to this Agreement as the party from whom it acquired its Shares.

26.5
Precedence.    Except as otherwise expressly provided in this Section, once a Shareholder initiates the procedure to exercise the Shareholder's rights under Section 7, 8, 9, 10, 11 or 12, the other Shareholder may not initiate the procedure to exercise such other Shareholder's rights under Sections 6, 7, 9, 10, 11 or 12; and further, once Fitts and/or the Corporation initiates rights under Section 7 any procedure initiated by the other Shareholder under Section 6 or 9 that has yet to be consummated shall terminate. Anything to the contrary contained herein notwithstanding, any action initiated by Fitts or the Fitts Group to exercise rights under Section 7, 8, 9, 10, 11 or 12 (including any offer made by Fitts or the Fitts Group to the Paperboard Group) may be terminated at the election of Fitts estate or upon Fitts' death, provided that Fitts estate provides notice to the Paperboard Group of its election to so terminate within 30 days of the date of Fitts' death.

26.6
Further Assurances.    Each of the parties hereto shall from time to time at the other's request, without further consideration, provide, execute or deliver such other instruments, transfers, conveyances and assignments and take or cause to be taken all other actions as may be reasonably necessary or desirable to more effectively complete any matter provided for herein, whether before or after the Closing.

26.7
Proper Law of Contract.    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Pennsylvania (without regard to principles or rules relating to conflicts of law or choice of law). Subject to the terms of Section 13, any and all proceedings relating to the subject matter hereof shall be maintained in the Courts of Common Pleas of Chester County, Pennsylvania or the federal courts in and for the Eastern District of Pennsylvania, which courts shall have exclusive jurisdiction for such purpose. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court.

Each of the parties to this Agreement hereby consent to process being served in any suit, action or proceeding of the nature referred to in the foregoing paragraph by the mailing of a copy thereof in accordance with the notice provisions set forth herein. Nothing in this Section 26.7 shall affect the right of any party to serve process in any manner permitted by law or affect the right of any party to bring proceedings against any other party.

26.8
Preamble.    The preamble to this Agreement shall form an integral part of this Agreement as if recited herein at length.

26.9
Assignment.    Except as expressly provided herein neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of each of the other parties hereto.

26.10
Counteparts.    This Agreement may be executed in two or more counterparts, each of which when so executed, shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

/s/ Edward P. Fitts, Jr. EDWARD P. FITTS, JR.
/s/ Edward P. Fitts, Jr. EDWARD P. FITTS, JR. Voting Trustee
PAPERBOARD U.S. HOLDINGS, INC.
By:	/s/ Jacques Mallette
Name:	JACQUES MALLETTE
Title:	VP Finance & Treasurer
PAPERBOARD INDUSTRIES CORPORATION
By:	/s/ Jacques Mallette
Name	JACQUES MALLETTE
Title:	VP Finance & Treasurer
PAPERBOARD INDUSTRIES INTERNATIONAL INC.
By:	/s/ Jacques Mallette
Name:	JACQUES MALLETTE
Title:	VP, CFO & Treasurer
DOPACO, INC.
	By:	/s/ Edward P. Fitts, Jr.
	Name:	Edward P. Fitts
	Title:	Chief Executive Officer

Paperboard
Industries International
Cascades Group

Jacques Mallette

December 8, 2000

BY TELECOPIER AND ORIGINAL BY MAIL

Mr. Edward P. Fitts, Jr.
Chairman and Chief Executive Officer
DOPACO, Inc.
100 Arrandale Boulevard
Exton, PA 19341
U.S.A.

  Re:
  Amendments to the Option

Dear Ed:

        Pursuant to our conversations of November 28, 2000, this letter is to confirm that notwithstanding those provisions contained in Section 6 et al. of the Shareholders' Agreement among Edward P. Fitts, Jr., Edward P. Fitts Voting Trustee, Paperboard U.S. Holdings, Inc., Paperboard Industries Corporation, Paperboard Industries International Inc. and Dopaco, Inc., dated May 2, 1997 (the "Agreement"), you have agreed to: (i) relieve the Paperboard Group (as this term is defined in the Agreement) of its obligation to exercise its Option (as this term is defined in the Agreement) for the fiscal year ended March 31, 2000 without affecting any of the Paperboard Group's rights under the Agreement; and (ii) amend the number of Common Shares over which the Option may be exercised to: (a) at least 7.5% of all Common Shares and no more than 10% of all of the Common Shares for the fiscal years ending March 31, 2002; and (b) at least 5% of all Common Shares and no more than 10% of all the Common Shares for the fiscal year ending March 31, 2003, provided that the Option may be exercised for a number of Common Shares representing more than 10% of the Common Shares upon the conditions contained in Section 6.1.3.

        Consequently, the following amendments are made to the Agreement:

  (1)
  the addition of the following paragraph:

  "6.1.3(A) Notwithstanding Section 6.1.3, each exercise of the Option may only be exercised for a number of Common Shares ("Option Shares") that: (a) for the fiscal years ending March 31, 2001 and 2002 is equal to at least 7.5% of all of the Common Shares and no more than 10% of all of the Common Shares; and (b) for the fiscal year ending March 31, 2003 is equal to at least 5% of all of the Common Shares and no more than 10% of all of the Common Shares, provided that the Option may be exercised for a number of Common Shares representing more than 10% of the Common Shares: (i) upon the prior approval of a majority of the entire Board of Directors of the Corporation; (ii) if the Option exercise is the last Option exercise available to the Paperboard Group prior to the expiration of the Option term; or (iii) if the Option is exercised pursuant to Section 3.7.1.2 or 8.1 Fitts, or if Fitts so elects, the Fitts Group, shall have the right, in lieu of the

  Corporation, to sell from Common Shares owned by them all or a portion of the Common Shares that are necessary to satisfy any Option exercise, as further provided in Sections 6.1.4 and 6.1.5;"

  (2)
  Section 7.1(b) is amended and replaced as follows:

  "(b) with respect to three or more annual installments during the Option term, ..."

  (3)
  Section 3.8(b) is amended and replaced as follows:

  (b) with respect to any three option exercises provided for in Section 6.1.2 on or before the date of the expiration of the 30-day period allowed under Section 6.1.2 for the exercise of the third such option exercise, then, ...

        In return for the amendments to the Option, we agree to add back to the EBITDA calculation for the fiscal year ended March 31, 2000, the $8.2 million Ameriserve loss even though we consider that this debt has been incurred in the ordinary course of business and is not an extraordinary item. Please note that the accounting treatment of this loss for the determination of the option price is not to be considered as a precedent in the event of similar occurrences in the future.

        In recognition of the changes in the ownership of Paperboard, we have reissued the side letter of May 2, 1997 as attached.

        We trust that the foregoing reflects our understanding and would ask that you confirm your agreement by signing in the space provided below.

        We thank you for your kind co-operation and assistance in this matter.

Yours truly,
PAPERBOARD U.S. HOLDINGS, INC. PAPERBOARD INDUSTRIES CORPORATION PAPERBOARD INDUSTRIES INTERNATIONAL INC.
/s/ Jacques Mallette Jacques Mallette President
The undersigned hereby agrees to the terms of this letter.
Date:	12/12/00
/s/ Edward P. Fitts, Jr. Edward P. Fitts, Jr.		/s/ Edward P. Fitts, Jr. Edward P. Fitts, Jr., Voting Trustee
DOPACO, INC.
Per:	/s/ Edward P. Fitts, Jr. Edward P. Fitts, Jr. Chairman and Chief Executive Officer

AMENDMENT TO SHAREHOLDERS AGREEMENT
AMONG
DOPACO, INC. AND
EDWARD P. FITTS, JR., Individually AND
EDWARD P. FITTS, JR., VOTING TRUSTEE AND
PAPERBOARD U.S. HOLDINGS, INC. AND
PAPERBOARD INDUSTRIES CORPORATION AND
PAPERBOARD INDUSTRIES INTERNATIONAL INC.

        THIS AMENDMENT (the "Amendment") made as of the 10th day of July, 2002

AMONG	DOPACO, INC., a corporation duly incorporated under the laws of the Commonwealth of Pennsylvania, the principal offices of which are located in Dowingtown, Pennsylvania (the "Corporation")
AND	EDWARD P. FITTS, JR., residing and domiciled in Chester County, Pennsylvania ("Fitts")
AND	EDWARD P. FITTS, JR., VOTING TRUSTEE, of a voting trust (the "Fitts VT") established by a Voting Trust Agreement, dated May 2, 1997 (the "Voting Trust Agreement")
AND	CASCADES BOXBOARD U.S. HOLDINGS, INC. (formerly known as PAPERBOARD U.S. HOLDINGS, INC.), a corporation duly incorporated under the laws of Delaware ("PHI")
AND	CASCADES BOXBOARD INC. (formerly known as PAPERBOARD INDUSTRIES CORPORATION), a corporation duly incorporated under the laws of Ontario ("PIC")
AND
CASCADES BOXBOARD GROUP INC. (formerly known as PAPERBOARD INDUSTRIES INTERNATIONAL INC.), a corporation duly incorporated under the laws of Canada ("PII") (PHI, PIC, and PII collectively referred to as the "Paperboard Group")

        WHEREAS, the parties entered into that certain Shareholders Agreement dated May 2, 1997 (the "Shareholders Agreement") whereby the parties recorded their mutual understanding as to the manner in which the affairs of the Corporation shall be conducted and provided for their respective rights and obligations; and,

        WHEREAS, pursuant to the terms of Section 26.4 of the Shareholders Agreement, Cascades SPG Holding Inc. ("Cascades"), a subsidiary of Cascades Inc., PII's parent company, must become a party to the Shareholders Agreement in order to become a Shareholder of the Corporation's stock; and,

        WHEREAS, Cascades holds one hundred four thousand four hundred eighty four (104,484) Common Shares of Dopaco; and

        WHEREAS, pursuant to the terms of Section 1.6 of the Agreement, the parties' desire to amend the Shareholders Agreement so that certain Affiliates (as that term is defined in the Shareholders Agreement) of any member of the Paperboard Group will be considered a party to the Shareholders Agreement and bound by the terms of such Shareholders Agreement; and

        WHEREAS, the parties' desire that the grants of employee stock awards or stock options be subject to unanimous approval of the Board of Directors or where shareholder action is required by law, the Shareholders, and

        WHEREAS, pursuant to the terms of Section 1.6 of the Agreement, the parties' desire to amend the Shareholders Agreement so that the grants of employee stock awards or stock options be subject to unanimous approval of the Board of Directors or where the shareholder action is required by law, the Shareholders

        NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and with the foregoing recitals incorporated by reference and intending to be legally bound hereby, the parties hereto promise, covenant and agree as follows:

  1.
  Section 1.1.22 of the Shareholders Agreement shall be amended to read a follows:

  1.1.22
  "Paperboard Group" collectively, any and all of PII, PIC and PHI, and any other subsidiary of Cascades Inc. (hereinafter referred to as "Cascades Subsidiary"), including Cascades SPG Holding Inc., jointly and severally, who will purchase Shares, provided that the Paperboard Group shall consist of PII, PIC and PHI only, for the purposes of Section 18 of this Agreement.

  2.
  Section 3.6.2 of the Shareholders Agreement shall be amended to read as follows:

  3.6.2
  any issuance or redemption of Shares by the Corporation, or any issuance of options or securities convertible into Shares, except any of the following: issuances pursuant to the Option; redemptions of Shares held of record by the Fitts VT, the current beneficiaries of which are listed on Schedule 3.6.2, redemptions of Shares issued in connection with the Employee Stock Option Plans; issuances and redemptions which are specifically provided for in this Agreement, issuances by the Corporation implementing a stock dividend, stock split or similar action affecting all of the Corporation's shareholders pro rata and issuances in connection with a sale to the public securities issued by the Corporation subject to the Corporation's compliance with the terms of Section 3.7 (a "Public Offering"),

2

  3.
  Section 6.1.5 of the Shareholders Agreement shall be amended to read as follows:

  6.1.5
  PHI shall give notice to the Corporation and Fitts of its intention or of the intention of PIC, PII or Cascades Subsidiary to exercise the option, within 30 days from receipt of such notice Fitts shall elect whether Fitts or the Fitts Group will: (i) sell to PHI, PIC or PII or Cascades Subsidiary, as the case may be, all of the Shares to be purchased in connection with such exercise; (ii) sell some, but not all, of the Shares to be purchased in connection with such exercise; or (iii) refrain from selling any of the Shares to be purchased in connection with such exercise, and to the extent necessary the Corporation will issue to PHI, PIC, PII or Cascades Subsidiary, as the case may be, the number of its Common Shares required to ensure that the purchase acquires the appropriate number of Option Shares.

  4.
  Notwithstanding the date of execution, this Amendment shall have an effective date of November 8, 2001.

  5.
  Except as expressly amended by this Amendment, the Shareholders Agreement shall continue to be, and shall remain, in full force and effect and the terms thereof are hereby ratified and reconfirmed in all respects. All references in the Shareholders Agreement to "this Agreement," "hereof," "hereto" and "hereunder" shall be deemed to be references to the Shareholders Agreement as amended hereby, and all references in any supplemental documents executed by the parties shall be deemed to be to the Shareholders Agreement as amended hereby.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

DOPACO, INC.
By:	/s/ Edward P. Fitts, Jr. EDWARD P. FITTS, JR, CHIEF EXECUTIVE OFFICER
/s/ Edward P. Fitts, Jr. EDWARD P. FITTS, JR
/s/ Edward P. Fitts, Jr. EDWARD P. FITTS, JR, Voting Trustee

3

CASCADES BOXBOARD U.S. HOLDINGS, INC.
By:	/s/ Patrice Gervais
	Name:	Patrice Gervais
	Title:	VP Finance
CASCADES BOXBOARD INC.
By:	/s/ Patrice Gervais
	Name:	Patrice Gervais
	Title:	VP Finance
CASCADES BOXBOARD GROUP INC.
By:	/s/ Patrice Gervais
	Name:	Patrice Gervais
	Title:	VP Finance and CFO

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QuickLinks

  Exhibit 10.1
SHAREHOLDERS AGREEMENT among EDWARD P. FITTS, JR., Individually and EDWARD P. FITTS, JR., VOTING TRUSTEE and PAPERBOARD U.S. HOLDINGS, INC. and PAPERBOARD INDUSTRIES CORPORATION and PAPERBOARD INDUSTRIES INTERNATIONAL INC. and DOPACO, INC.
AMENDMENT TO SHAREHOLDERS AGREEMENT AMONG DOPACO, INC. AND EDWARD P. FITTS, JR., Individually AND EDWARD P. FITTS, JR., VOTING TRUSTEE AND PAPERBOARD U.S. HOLDINGS, INC. AND PAPERBOARD INDUSTRIES CORPORATION AND PAPERBOARD INDUSTRIES INTERNATIONAL INC.